                                                                    EXHIBIT 99.1


Buffets, Inc.                           HomeTown Buffet, Inc.
10260 Viking Drive                      9171 Towne Centre Drive, Suite 575
Eden Prairie, MN 55344                  San Diego, CA 92122

Contact:  Clark C. Grant                Contact:  Brad Thies
          E.V.P. of Finance, Treasurer            General Counsel

--------------------------   FOR IMMEDIATE RELEASE   ---------------------------
                               September 20, 1996

                     BUFFETS, INC. AND HOMETOWN BUFFET, INC.
                                 COMPLETE MERGER

Eden Prairie, Minnesota and San Diego, California . . . . . Buffets, Inc.
(NASDAQ: BOCB), and HomeTown Buffet, Inc., today jointly announced that they had completed the combination of the two companies through the merger of a wholly-owned subsidiary of Buffets into HomeTown. With the completion of the Merger, HomeTown shareholders automatically became shareholders of Buffets and HomeTown became a wholly-owned subsidiary of Buffets.

Pursuant to the Merger, each outstanding share of HomeTown Common Stock has been converted into 1.17 shares of Buffets Common Stock. In addition, Buffets has guaranteed the obligations of HomeTown under HomeTown's outstanding 7% Subordinated Convertible Notes, and Buffets Common Stock will be issued upon conversion thereof; approximately $41.5 million in principal amount of the Notes are currently outstanding.

The Merger reunites the two co-founders of Buffets and creates the twenty-fifth largest U.S. restaurant chain, with combined sales of $661 million in 1995. Roe
H. Hatlen will continue as the Chairman and Chief Executive Officer of Buffets and C. Dennis Scott, the Chairman and Chief Executive Officer of HomeTown, will serve as Vice Chairman and Chief Operating Officer of Buffets.

Buffets currently operates 257 Old Country Buffet restaurants and franchises six Old Country Buffets. HomeTown operates 81 HomeTown Buffets, two Roadhouse Grills and franchises 19 HomeTown Buffets. The combined entity will operate restaurants in 32 states.

In an effort to enhance the timelines and efficiency of its stockholder communications, Buffets, Inc. offers automated shareholder information toll-free. You can hear selected information by calling 1-888-731-9401. Alternatively, to receive a release via fax, please call "Company News On-Call" 1-800-758-5804 extension 122825 or on the Internet at:

                            http://www.prnewswire.com


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